Exhibit 10.32

ROYAL CARIBBEAN CRUISES LTD.

CURRENT BOARD OF DIRECTOR COMPENSATION SCHEDULE

Cash Compensation	Annual
Annual Retainer	$50,000
Audit Committee Chairman Retainer	$30,000
Audit Committee Member Retainer	$15,000
Compensation Committee Chairman Retainer	$15,000
Committee Chairman Retainer (All Other Committees)	$6,000
Committee Member Retainer (All Other Committees)	$5,000
Board Per Meeting Fees	$1,200
Committee Per Meeting Fees (All Committees)	$1,200
Annual Total Cash Compensation Cap	$100,000

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $90,000. Sixty-seven percent of this annual grant is awarded in the form of restricted stock units and thirty-three percent is awarded in the form of options to purchase the Company's common stock.

The Company provides Board members with certain cruise benefits in accordance with the Company’s Board Member Cruise Policy.